Exhibit 99.1

 New York Community Bancorp, Inc. Reports 4th Quarter 2004 Operating Earnings of $0.34 Per Diluted Share (1) And Cash Earnings of $0.39 Per
                          Diluted Share (2)

    WESTBURY, N.Y.--(BUSINESS WIRE)--Jan. 25, 2005--New York Community Bancorp, Inc. (NYSE:NYB):


                Board Declares $0.25 Per Share Dividend


                   12/31/04 Balance Sheet Highlights
                  -----------------------------------

    -- Loan originations totaled $6.0 billion in 2004, including $1.4 billion in the 4th quarter, with multi-family loan originations representing $4.2 billion and $904 million, respectively

    --  Total loans grew 27.6% year-over-year to $13.4 billion;
        multi-family loans grew 33.6% Y-O-Y to $9.8 billion

    -- Tangible stockholders' equity equaled 5.40% of tangible assets excluding net unrealized losses; including net unrealized losses, tangible equity equaled 5.22% of tangible assets

    -- The Bank's leverage capital ratio rose 68 basis points Y-O-Y to 8.63%

    -- Deposits rose $386 million in the second half of the year, to $10.4 billion, reflecting the mid-year shift in funding strategy

    -- Core deposits totaled $6.6 billion, representing 63.9% of total deposits

    -- Securities declined $438 million linked-quarter to $7.1 billion, representing 29.5% of total assets

    New York Community Bancorp, Inc. (NYSE: NYB) today reported fourth quarter 2004 net income of $83.5 million, or $0.32 per diluted share, as compared to $112.1 million, or $0.48 per diluted share, in the year-earlier three months. The fourth quarter 2004 amount includes a non-cash after-tax charge of $5.0 million, or $0.02 per diluted share, for the other-than-temporary impairment of perpetual preferred FNMA stock with a par value of $50.0 million. Excluding this non-operating charge, the Company reported operating earnings of $88.4 million, or $0.34 per diluted share, in line with the Street's consensus estimate.(1)(3)

    (1) Please see the reconciliation of GAAP and operating earnings on page 15 of this release.
    (2) Please see the reconciliation of GAAP and cash earnings on page 16 of this release.
    (3) The per-share amount for the three months ended December 31, 2003 has been adjusted to reflect a 4-for-3 stock split on February 17, 2004.

    The Company recorded a non-operating after-tax gain of $3.7 million, or $0.02 per diluted share, in the year-earlier fourth quarter, the net effect of a $22.7 million after-tax gain on the sale of branches and a $19.0 million after-tax charge related to the Company's merger with Roslyn Bancorp, Inc. on October 31, 2003. Excluding the net gain, the Company recorded fourth quarter 2003 operating earnings of $108.4 million, or $0.46 per diluted share, and twelve-month 2003 operating earnings of $319.7 million, or $1.63 per diluted share. (1) (2)
    In the twelve months ended December 31, 2004, the Company recorded net income of $355.1 million, or $1.33 per diluted share, reflecting the impact of the aforementioned impairment charge in the fourth quarter and a $94.9 million, or $0.35 per diluted share, after-tax repositioning charge in the second quarter of the year. The latter charge reflects a loss on the sale of $5.1 billion of securities in connection with the mid-year repositioning of the balance sheet. Excluding these non-operating charges, the Company's 2004 operating earnings rose $135.2 million year-over-year to $454.9 million, equivalent to a $0.07 increase in diluted earnings per share to $1.70.(2)
    The Company reported cash earnings of $101.9 million, or $0.39 per diluted share, in the current fourth quarter, as compared to $119.2 million, or $0.51 per diluted share, in the year-earlier three months, excluding the aforementioned gain on the sale of branches. For the twelve months ended December 31, 2004, the Company reported a $157.9 million increase in cash earnings to $514.4 million and an $0.11 increase in diluted cash earnings per share to $1.93. The 2004 amounts exclude the aforementioned repositioning charge in the second quarter; the comparative 2003 amounts exclude the aforementioned gain on the sale of branches in the fourth quarter of the year. (1) (3)
    Commenting on the Company's fourth quarter results, President and Chief Executive Officer Joseph R. Ficalora stated, "Our fourth quarter operating earnings were in line with the Street's consensus, excluding the $0.02 per share impact of a $5.0 million non-cash after-tax charge for the other-than-temporary impairment of perpetual preferred FNMA stock. Our decision to take the write-down reflects a conservative interpretation of the accounting guidelines, given that these are high-yielding investment grade securities with ratings of A+ (Fitch), Aa3 (Moody's), and AA- (S&P). Like so many of our industry peers who have taken similar action, we believe that the market value of these securities will improve over time."
    Commenting on the Company's full-year performance, Mr. Ficalora noted, "While 2004 was a difficult year, our actions at the end of the second quarter resulted in a stronger and more flexible balance sheet. Reflecting the repositioning and the strength of our basic business model, we ended the year having achieved or exceeded four important goals. Loan growth topped 27%, as we exceeded last year's record production, particularly in our highly attractive multi-family lending niche. Core deposit growth exceeded 11%, with much of that growth taking place in the last two quarters, reflecting the mid-year shift in our funding strategy. Cash flows from securities proved another key source of funding. Reflecting the repositioning of the balance sheet and subsequent sales and redemptions, the securities portfolio declined to 29.5% of total assets, ahead of the 30% goal we established at the end of June. At the same time, we recorded a 34.8% rise in tangible stockholders' equity to $1.1 billion. Excluding net unrealized losses on securities, tangible stockholders' equity was equivalent to 5.40% of tangible assets at the end of December, signifying a year-over-year increase of 127 basis points.
    "In 2005, we expect to maintain the strength of our tangible capital and to further grow loans and deposits, the latter increase reflecting enhancements to customer service and the expansion of our customer base. The new year will feature several initiatives designed to broaden our service model to include our largest lending relationships, small business owners, and an array of card and internet services," Mr. Ficalora said. "With regard to loans, our pipeline now stands at $1.4 billion, with multi-family loans representing 75%."

    (1) The per-share amount for the twelve months ended December 31, 2003 has been adjusted to reflect a 4-for-3 stock split on February 17, 2004.
    (2) Please see the reconciliation of GAAP and operating earnings on page 15 of this release.
    (3) Please see the reconciliation of GAAP and cash earnings on page 16 of this release.

    Board Declares $0.25 Per Share Dividend, Payable on February 15th

    "Consistent with our belief that dividends represent a significant component of shareholder value, the Board of Directors today declared a $0.25 per share dividend, payable on the 15th of February to shareholders of record at the close of business on February 4th," Mr. Ficalora said. "We are committed to paying a dividend that reflects the fundamental strength of our cash and operating earnings."

    Fourth Quarter 2004 Earnings Summary

    Net Interest Income

    Net interest income totaled $160.5 million in the current fourth quarter, down $12.3 million from the year-earlier total and $11.5 million from the total recorded in the third quarter of 2004.
    In the current fourth quarter, the Company's net interest income was pressured by the flattening slope of the yield curve, as expected, as the rise in medium- and long-term rates became increasingly disparate with the more substantial rise in short-term interest rates. The latter increase was triggered by a 125-basis point rise in the federal funds rate between June 30, 2004 and December 14, 2004.
    In addition to the flattening yield curve, the year-over-year reduction in net interest income reflects the extension of $2.4 billion of wholesale borrowings to an average maturity of three years with an average cost of 3.32% at the end of the second quarter, in connection with the repositioning of the balance sheet; the impact of the rise in short-term rates on the average cost of the Company's interest-bearing liabilities; and the strategic reduction of the securities portfolio since the end of June.
    The linked-quarter reduction in net interest income primarily reflects the flattening of the yield curve, and the continuing reduction of the securities portfolio. While the cash flows produced through redemptions and sales were invested in loan production, the increase in average loans and the related interest income were offset by the decline in the average balance of securities and the interest income produced. While the average balance of borrowings also declined on a linked-quarter basis, the decrease was offset by an increase in the average cost of funds as short-term interest rates rose.
    The same factors that contributed to the reduction in net interest income in the fourth quarter of 2004 contributed to the contraction of the Company's net interest margin during that time. At 3.15%, the Company's fourth quarter 2004 margin was 19 basis points lower than the margin recorded in the third quarter of 2004.

    Non-interest Income

    The Company derives non-interest income from a variety of sources, with revenues typically being classified into one of three categories: fee income, net securities gains, and other income. Fee income generally includes retail deposit fees, charges on loans, and prepayment penalties. Other income stems from several sources, including joint venture income, the revenues produced by the sale of third-party investment products, and the income generated by Bank-owned Life Insurance ("BOLI") and the Company's investment advisory firm, Peter B. Cannell & Co., Inc.
    While fee income declined $6.7 million year-over-year to $12.4 million, the reduction was tempered by a $2.2 million, or 20.0%, rise in other income to $13.4 million. The reduction in fee income was largely attributable to the interest rate environment and its impact on mortgage loan refinancing activity. The increase in other income stemmed from several revenue sources, including BOLI and joint venture income. Net securities gains totaled $484,000 in the current fourth quarter and $5.7 million in the year-earlier three months.
    The Company also recorded certain non-operating items in the current and year-earlier fourth quarter. In the three months ended December 31, 2004, the Company recorded a non-cash charge for the other-than-temporary impairment of perpetual preferred FNMA stock that is held in the Company's portfolio of securities available for sale. The charge was equivalent to $5.0 million, or $0.02 per diluted share, on an after-tax basis and had no impact on the Company's fourth quarter 2004 cash earnings or year-end stockholders' equity. In the fourth quarter of 2003, the Company recorded a $37.6 million gain on the sale of the eight branches comprising its South Jersey Bank Division on December 19th.

    Non-interest Expense

    Non-interest expense consists of operating expenses and the amortization of core deposit intangibles ("CDI") acquired in the Company's mergers with Roslyn Bancorp, Inc. on October 31, 2003 and Richmond County Financial Corp. on July 31, 2001. CDI accounted for $2.9 million and $2.4 million, respectively, of total non-interest expense in the current and year-earlier fourth quarters, with the increase reflecting the full-quarter impact of the Roslyn merger.
    Operating expenses represented $51.5 million, or 0.87% of average assets, in the current fourth quarter and $45.8 million, or 0.88% of average assets, in the year-earlier three months, excluding a pre-tax charge of $20.4 million in connection with the merger-related allocation of ESOP shares.
    Compensation and benefits expense accounted for $25.8 million and $23.7 million, respectively, of operating expenses in the current and year-earlier fourth quarters, excluding the merger-related charge from the fourth quarter 2003 amount. The year-over-year increase largely reflects the full-quarter impact of the Roslyn merger, and the related expansion of branch and back-office staff. Occupancy and equipment expense rose $1.4 million year-over-year to $10.4 million, reflecting the merger-related expansion of the branch network, the subsequent addition of four de novo branches, and upgrades to the Company's branch network and information systems technology. General and administrative expenses ("G&A") rose $3.2 million year-over-year to $13.8 million, largely reflecting the cost of a marketing campaign in the current fourth quarter, together with professional consulting fees in connection with the Company's compliance with the Sarbanes-Oxley Act. These increases were partly offset by a $1.1 million decline in other expenses to $1.5 million.
    The efficiency ratio equaled 27.56% in the current fourth quarter, excluding the aforementioned impact of the impairment charge recorded in non-interest income. In the year-earlier quarter, the efficiency ratio measured 21.95%, excluding the impact of the gain on the sale of branches from non-interest income and the merger-related charge from operating expenses. Please see the discussions of GAAP and operating earnings on pages 15 and 20 of this release.

    Income Tax Expense

    The Company recorded income tax expense of $40.7 million in the current fourth quarter, down from $65.7 million in the year-earlier three months. The reduction reflects a $53.5 million decline in pre-tax income to $124.2 million and a 410-basis point decline in the effective tax rate to 32.8%. In the fourth quarter of 2003, the effective tax rate was significantly higher due to the non-deductibility of the aforementioned merger-related charge.

    Earnings Summary for the Twelve Months Ended December 31, 2004

    Net Interest Income

    The Company recorded net interest income of $781.3 million in the current twelve-month period, signifying a $276.3 million, or 54.7%, increase from the year-earlier amount. The increase reflects the twelve-month benefit of the interest-earning assets acquired in the Roslyn merger (versus two months in the year-earlier period); the leveraged growth of the securities portfolio prior to the balance sheet repositioning at the end of the second quarter; and the growth of the loan portfolio over the course of the year. These factors combined to mitigate the impact of the flattening yield curve in 2004.
    While net interest income rose in 2004 from the year-earlier level, the Company's margin declined 33 basis points to 3.61%. The contraction was attributable to the rise in short-term interest rates and the resultant yield curve compression; the extension of $2.4 billion of wholesale borrowings to a three-year maturity with an average cost of 3.32% at the end of the second quarter; and the allocation of $274.9 million toward share repurchases in 2004.

    Non-interest (Loss) Income

    In 2004, the Company recorded net securities losses of $146.4 million, the net effect of a pre-tax loss of $157.2 million on the sale of securities in the second quarter in connection with the aforementioned balance sheet repositioning, and net securities gains totaling $10.8 million in the remaining three quarters of the year, combined. By comparison, the Company recorded net securities gains of $28.2 million in the twelve months ended December 31, 2003.
    Other income totaled $52.1 million in 2004, signifying a $16.6 million, or 46.9%, increase from the year-earlier total. The increase stemmed from various revenue sources, including joint venture income, Peter B. Cannell, BOLI, and the sale of third-party investment products. The increase in other income more than offset a $4.4 million decline in fee income to $58.3 million that was largely due to a reduction in prepayment penalties.
    The aforementioned non-cash charge for the other-than-temporary impairment of perpetual preferred FNMA stock in the fourth quarter contributed to the non-interest loss recorded in 2004, while the aforementioned gain on the sale of the South Jersey Bank Division branches contributed to the non-interest income recorded in 2003.

    Non-interest Expense

    Operating expenses totaled $193.6 million and represented 0.78% of average assets in the twelve months ended December 31, 2004. In the prior year, operating expenses amounted to $149.0 million, representing 1.04% of average assets, excluding the aforementioned merger-related charge. The year-over-year increase stemmed from all four expense categories and was primarily due to the full-year impact of the Roslyn merger. To a lesser extent, the increase reflects the addition of four de novo branches during the year, enhancements to the Company's branch network and information systems, and higher marketing costs.
    The efficiency ratio measured 21.46% and 23.59%, respectively, in 2004 and 2003 on the basis of operating earnings. Please see the discussions of GAAP and operating earnings on pages 15 and 20 of this release.
    CDI amortization totaled $11.4 million in 2004, up $4.5 million from the total recorded in the year-earlier twelve months. The increase reflects the full-year impact of the CDI amortization stemming from the Roslyn merger, as compared to the two-month impact in 2003.

    Income Tax Expense

    The Company recorded 2004 income tax expense of $176.9 million, signifying a $7.6 million increase from the year-earlier amount. The increase was attributable to a $39.3 million rise in pre-tax income to $532.0 million, which was tempered by a 110-basis point decline in the effective tax rate to 33.3%.

    Balance Sheet Summary

    The Company recorded total assets of $24.0 billion at December 31, 2004, up $566.5 million from the year-end 2003 balance, including a $383.2 million increase from the balance recorded at September 30, 2004. The increase in total assets was driven by the record volume of loans produced over the course of four quarters, but substantially offset by the strategic reduction of the securities portfolio in connection with the repositioning of the balance sheet at the end of June.

    Loans

    In 2004, the Company reaffirmed its status as a leading lender in its market with originations totaling $6.0 billion, exceeding the prior year's production by $1.7 billion, or 39.5%. Included in the 2004 amount were multi-family mortgage loan originations totaling $4.2 billion, representing 69.7% of total loans produced over the twelve-month period, up from $3.4 billion, representing 78.1%, in the year-earlier twelve months. Commercial real estate loan originations accounted for $1.0 billion, or 17.3%, of total 2004 loan production, with construction loan originations accounting for $571.0 million, or 9.5%. Fourth quarter 2004 originations totaled $1.4 billion, with multi-family loan production accounting for $903.8 million, or 63.8%, of that volume, and commercial real estate and construction loan production accounting for $349.0 million and $116.0 million, or 24.6% and 8.2%, respectively.
    At December 31, 2004, total loans amounted to $13.4 billion, signifying a year-over-year increase of $2.9 billion, or 27.6%. The increase was the net effect of the aforementioned originations, principal reductions of $2.9 billion, and sales of one-to-four family and other loans, of $265.1 million.
    Multi-family loans represented $9.8 billion, or 73.5%, of total loans outstanding at the close of the current fourth quarter, and were up $2.5 billion, or 33.6%, from the balance recorded at December 31, 2003. At the current year-end, the average principal balance was $2.9 million and the average loan-to-value ratio was 57.6%. The expected weighted average life of the multi-family loan portfolio at December 31, 2004 was 3.5 years.
    Multi-family loans are typically originated for a term of ten years, with a fixed rate of interest in the first five years of the mortgage and a rate that adjusts annually in years six through ten. However, the nature of the Company's lending niche is such that the typical multi-family loan refinances within the first five-year period, thus generating prepayment penalties ranging from five points to one point of the initial loan balance.
    The majority of the Company's multi-family loan portfolio is secured by rent-controlled and rent-stabilized buildings in New York City. Because the rents on the apartments are typically below market, the buildings tend to be fully occupied, even during times of economic adversity. The Company's asset quality has been supported by such multi-family credits, which have not incurred a loss for more than twenty years.
    The Company has been originating multi-family loans in this market for several decades. Its longevity reflects the solid relationships it has developed with several leading mortgage brokers, who are familiar with the Company's lending practices, its underwriting standards, and its long-standing practice of lending on the cash flows produced by the rent rolls of the buildings collateralizing these loans. Because the multi-family market is largely broker-driven, these longstanding relationships support the growth of the Company's multi-family loan portfolio.
    Commercial real estate loans accounted for $2.1 billion, or 16.0%, of loans outstanding at the close of the current fourth quarter, up $695.7 million, or 48.1%, from the balance recorded at December 31, 2003. At the current year-end, the average principal balance was $2.2 million, and the average loan-to-value ratio was 58.9%. The expected weighted average life of the portfolio at December 31, 2004 was 4.1 years. The Company's portfolio of commercial real estate loans is largely secured by office and mixed-use buildings in New York City and national credit retail shopping centers in New York City and Long Island. Commercial real estate loans feature terms and rates that parallel the terms and rates on the Company's multi-family credits. The Company has not had a loss on a commercial real estate loan in more than ten years.
    Construction loans totaled $804.2 million at the end of the current fourth quarter, up $160.7 million, or 25.0%, from the balance at December 31, 2003. Construction loans represented 6.0% of the year-end 2004 balance and 6.1% of the balance recorded at the prior year-end. The majority of the portfolio consisted of loans for the construction of one-to-four family homes on Long Island and Staten Island, where the Bank is the primary lender to several leading builders and developers. The typical construction loan is originated for a term of 18 to 24 months, with a floating rate of interest that is tied to one of various economic indices.
    Since December 1, 2000, the Company has maintained a policy of originating one-to-four family and other loans on a conduit basis, selling them to a third party within ten business days of the loans being closed. The loans in these portfolios have primarily been acquired through merger transactions, or were originated by the Company before the adoption of said policy. At December 31, 2004, the balance of one-to-four family loans totaled $506.1 million, representing 3.8% of loans outstanding, down $224.8 million, or 30.8%, from the balance recorded at December 31, 2003. The balance of other loans also fell during this time, to $102.5 million, signifying a $209.1 million reduction over the course of the year. While the decline in one-to-four family loans was entirely attributable to repayments, the reduction in other loans reflects repayments and the sale of $129.9 million of home equity loans during the first quarter of 2004.
    The Company currently has a pipeline of $1.4 billion, with multi-family loans accounting for 74.6% of that amount.

    Asset Quality

    The Company's record of asset quality was essentially maintained in the current fourth quarter, with non-performing assets totaling $28.7 million at December 31, 2004. While the year-end 2004 amount was up $86,000 from the linked quarter-end balance, it was $5.7 million below the balance recorded at December 31, 2003. Non-performing assets were equivalent to 0.12% of total assets at the close of the current fourth quarter, consistent with the linked quarter-end measure, but reflecting an improvement from 0.15% at the prior fourth quarter-end.
    Included in non-performing assets at year-end 2004 were non-performing loans totaling $28.1 million, down $212,000 from the linked quarter-end balance and down $6.2 million from the balance recorded at year-end 2003. Non-performing loans represented 0.21% of total loans at the close of the current fourth quarter, an improvement from 0.23% and 0.33%, respectively, at the earlier dates.
    Other real estate owned accounted for the remaining $566,000 of non-performing assets at the close of the current fourth quarter, up $298,000 from the linked quarter-end total and $474,000 from the total recorded at year-end 2003. The year-end 2004 balance consisted of three one-to-four family homes within the Bank's local market that are currently being marketed for sale at prices substantially above the carrying value of said properties.
    In the fourth quarter of 2004, the Company charged off $236,000 of consumer and unsecured loans that had been acquired in its merger transactions, the first charge-off recorded by the Company since the third quarter of 1994.
    Reflecting the quality of its assets, the Company suspended the provision for loan losses in the current fourth quarter, consistent with its practice since the third quarter of 1995. The allowance for loan losses totaled $78.1 million at December 31, 2004, equivalent to 0.58% of total loans and 277.31% of non-performing loans at that date.

    Securities

    The Company exceeded its goal of reducing the portfolio of securities to 30% of total assets by the close of the current fourth quarter, through a combination of redemptions and sales. Securities totaled $7.1 billion at December 31, 2004, representing 29.5% of total assets, down from $7.5 billion, representing 31.8% of total assets, at the close of the trailing quarter, and from $9.5 billion, representing 40.5% of total assets, at December 31, 2003.
    Available-for-sale securities represented $3.1 billion, or 43.9%, of total securities at the close of the current fourth quarter, down from $3.3 billion and $6.3 billion, respectively, at September 30, 2004 and December 31, 2003. Held-to-maturity securities totaled $4.0 billion at the close of the current fourth quarter, up $749.7 million from the year-end 2003 level, but down $278.2 million from the balance recorded at September 30, 2004. The year-over-year increase reflects the reclassification of $1.0 billion of available-for-sale securities as held-to-maturity securities in the second quarter, in connection with the aforementioned repositioning of the balance sheet. The linked-quarter reduction reflects expected cash flows.
    Mortgage-backed and -related securities accounted for $2.9 billion, or 93.3%, of available-for-sale securities at the close of the current fourth quarter, and had an expected weighted average life of 4.1 years. Debt and equity securities represented the remaining $207.1 million, or 6.7%, of available-for-sale securities. The held-to-maturity securities portfolio consisted of mortgage-backed and -related securities totaling $2.2 billion, representing 54.5% of the year-end balance, and debt and equity securities totaling $1.8 billion, representing 45.5%.
    Reflecting the lower balance and a reduction in market interest rates over the course of the quarter, the net unrealized loss on securities available for sale improved to $20.4 million at December 31, 2004 from $30.3 million at September 30, 2004 and from $34.6 million at December 31, 2003.
    It is currently management's expectation that the reduction in the securities portfolio will continue in the coming quarters. The cash flows produced through securities redemptions and sales will continue to represent a meaningful source of funding for loan production, as more fully discussed under "Funding Sources" below.

    Funding Sources

    In the fourth quarter of 2004, the Company took a balanced approach to funding loan production, with securities redemptions and an increase in deposits representing the Company's largest funding source during the three-month period. For the twelve months ended December 31, 2004, cash flows from securities sales and redemptions totaled $8.8 billion, including $5.1 billion from the sale of securities at the end of the second quarter in connection with the repositioning of the balance sheet.
    Deposits totaled $10.4 billion at December 31, 2004, signifying a $73.0 million increase from the year-earlier balance, but a $385.8 million increase since the Company's mid-year shift in funding strategy. While certificates of deposit ("CDs") declined $609.3 million year-over-year, and $55.5 million in the fourth quarter, these declines were substantially offset by an increase in core deposit accounts. Core deposits (defined as NOW and money market accounts, savings accounts, and non-interest-bearing accounts) represented $6.6 billion, or 63.9%, of total deposits at the close of the current fourth quarter, and were up $255.4 million linked-quarter and $682.3 million year-over-year.
    The year-over-year increase in core deposits stemmed from all three categories, with NOW and money market accounts reflecting the largest gain. NOW and money market accounts rose $550.0 million to $2.9 billion year-over-year and $310.1 million linked-quarter, while savings accounts rose $113.3 million to $3.1 billion, despite a linked-quarter reduction of $79.1 million. Non-interest-bearing deposits rose $19.0 million year-over-year to $739.2 million, but were up $24.4 million from the balance recorded at September 30, 2004. The linked-quarter growth of deposits was indicative of the mid-year shift in the Company's approach to funding, with deposit growth exceeding the growth of wholesale borrowings.
    Wholesale borrowings totaled $9.3 billion at December 31, 2004. Including junior subordinated debentures of $446.1 million and other borrowings (consisting of senior debt and preferred securities) of $361.5 million, the Company had total borrowed funds of $10.1 billion at December 31, 2004, as compared to $10.0 billion and $9.9 billion at September 30, 2004 and December 31, 2003, respectively.

    Stockholders' Equity

    Stockholders' equity totaled $3.2 billion at December 31, 2004, reflecting a $317.8 million increase from the balance at December 31, 2003. The year-end 2004 amount was equivalent to 13.27% of total assets and a book value of $12.23 per share.At the prior year-end, stockholders' equity was equivalent to 12.24% of total assets and a book value of $11.40 per share.
    Tangible stockholders' equity totaled $1.1 billion at the current fourth quarter-end, signifying a $296.1 million, or 34.8%, increase from the year-earlier amount. At December 31, 2004, tangible stockholders' equity equaled 5.40% of tangible assets, excluding net unrealized losses on securities, signifying a year-over-year increase of 127 basis points. Including net unrealized losses, tangible stockholders' equity equaled 5.22% of tangible assets, a 125-basis point increase from the measure at December 31, 2003.
    The year-over-year increase in tangible stockholders' equity reflects twelve-month net income totaling $355.1 million, additional cash contributions to tangible stockholders' equity totaling $64.4 million, and net proceeds of $399.5 million from the issuance of 13.5 million shares in a follow-on common stock offering on January 30, 2004.
    Over the course of 2004, the Company distributed cash dividends to shareholders totaling $250.7 million, including $65.0 million in the fourth quarter of the year. In addition, the Company repurchased 9,282,614 shares in 2004, for a total of $274.9 million, with the majority of the shares being repurchased in the first six months of the year. At December 31, 2004, there were 1,681,927 shares still available for repurchase under the Board of Directors' five million-share repurchase authorization on April 20, 2004.
    At December 31, 2004, the Company's capital ratios continued to exceed the minimum federal requirements for a bank holding company, and the Bank's capital ratios continued to exceed each of the minimum levels required for classification as a "well capitalized institution" under the Federal Deposit Insurance Corporation Improvement Act. The following table sets forth the Bank's leverage capital, Tier 1 risk-based capital, and total risk-based capital levels at December 31, 2004 and the minimum federal requirements for the "well capitalized" classification.


Regulatory Capital Analysis (Bank Only)

                               At December 31, 2004
            ----------------------------------------------------------
                                         Risk-Based Capital
                               ---------------------------------------
             Leverage Capital        Tier 1               Total
            ------------------ ------------------- -------------------
(dollars in
 thousands)   Amount    Ratio    Amount     Ratio    Amount     Ratio
            ----------- ------ ----------- ------- ----------- -------
Total
 equity     $1,864,443  8.63%  $1,864,443  15.82%  $1,942,995  16.49%
Minimum
 regulatory
 capital
 requirement 1,080,296  5.00      707,026   6.00    1,178,377  10.00
            ----------- ------ ----------- ------- ----------- -------
Excess      $  784,147  3.63%  $1,157,417   9.82%  $  764,618   6.49%
            =========== ====== =========== ======= =========== =======

    Company Profile

    New York Community Bancorp, Inc. is the holding company for New York Community Bank and the fourth largest thrift in the nation, with total assets of $24.0 billion at December 31, 2004. The Bank serves its customers through a network of 143 banking offices in New York City, Long Island, Westchester County, and northern New Jersey, and operates through seven divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, First Savings Bank of New Jersey, and Ironbound Bank. In addition to operating the largest supermarket banking franchise in the New York metro region, with 52 in-store branches, the Bank is one of the leading producers of multi-family mortgage loans in New York City. Additional information about the Company and its financial performance is available at www.myNYCB.com.

    Presentation and Webcast: 3:45 p.m. - 4:30 p.m., January 26, 2005

    President and Chief Executive Officer Joseph R. Ficalora, together with other members of senior management, will discuss the Company's performance and strategies during a presentation from 3:45 p.m. to 4:30 p.m. Eastern Time (ET) on Wednesday, January 26, 2005, at the Smith Barney Citigroup Financial Institutions Conference in New York City. A simultaneous webcast of the presentation will be available at the Company's web site, www.myNYCB.com. Both the web cast and the accompanying PowerPoint presentation will be archived at this site from 5:30 p.m. (ET) on January 26 through 5:00 p.m. (ET) on February 7, 2005.

    Forward-looking Statements and Associated Risk Factors

    This release, like other written and oral communications presented by the Company and its authorized officers, may contain certain forward-looking statements regarding the Company's prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.
    Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "will," "would," "should," "could," "may," or similar expressions. The Company's ability to predict results or the actual effects of its plans or strategies, including, among other things, the balance sheet de-leveraging and liabilities extension strategies announced in July 2004, is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.
    There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to, general economic conditions, either nationally or locally in some or all of the areas in which the Company conducts business, or conditions in the securities markets or the banking industry; changes in interest rates, deposit flows, loan demand, real estate values, and demand for financial services and loan, deposit, and investment products in the Company's local markets; changes in the quality or composition of the loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; the Company's ability to successfully integrate any assets, liabilities, customers, systems, and management personnel the Company may acquire into its operations and its ability to realize related revenue synergies and cost savings within expected time frames; the Company's timely development of new and competitive products or services in a changing environment, and the acceptance of such products or services by customers; the outcome of pending or threatened litigation or of other matters before regulatory agencies, whether currently existing or commencing in the future; changes in accounting principles, policies, practices, or guidelines; changes in legislation and regulation; operational issues and/or capital spending necessitated by the potential need to adopt to industry changes in information technology systems, on which we are highly dependent; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting the Company's operations, pricing, and services. Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company's control.
    Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.


                   NEW YORK COMMUNITY BANCORP, INC.
                 CONSOLIDATED STATEMENTS OF CONDITION
                   (in thousands, except share data)

                                           December 31,   December 31,
                                               2004          2003
                                           ------------- -------------
Assets
Cash and due from banks                    $   187,679   $   285,904
Money market investments                         1,171         1,167
Securities available for sale:
  Mortgage-backed and -related securities    2,901,039     5,501,377
  Debt and equity securities                   207,070       775,657
Securities held to maturity:
  Mortgage-backed and -related securities
   (estimated market value of
   $2,091,748 and $2,004,902, respectively)  2,166,416     2,038,560
  Debt and equity securities (estimated
   market value of $1,826,063 and
   $1,214,094, respectively)                 1,806,198     1,184,338
Federal Home Loan Bank of New York stock,
 at cost                                       232,215       170,915
Mortgage loans:
  Multi-family                               9,842,444     7,369,178
  Commercial real estate                     2,140,727     1,445,048
  1-4 family                                   506,116       730,963
  Construction                                 804,219       643,548
                                           ------------- -------------
Total mortgage loans                        13,293,506    10,188,737
Other loans                                    102,538       311,634
Less:  Allowance for loan losses               (78,057)      (78,293)
                                           ------------- -------------
Loans, net                                  13,317,987    10,422,078
Premises and equipment, net                    148,263       152,584
Goodwill                                     1,951,438     1,918,353
Core deposit intangibles                        87,553        98,993
Deferred tax asset, net                        262,196       256,920
Other assets                                   738,611       634,491
                                           ------------- -------------
Total assets                               $24,007,836   $23,441,337
                                           ============= =============

Liabilities and Stockholders' Equity
Deposits:
  NOW and money market accounts            $ 2,850,218   $ 2,300,221
  Savings accounts                           3,060,334     2,947,044
  Certificates of deposit                    3,752,327     4,361,638
  Non-interest-bearing accounts                739,238       720,203
                                           ------------- -------------
Total deposits                              10,402,117    10,329,106
                                           ------------- -------------
Official checks outstanding                     16,831        78,124
Borrowed funds:
  Wholesale borrowings                       9,334,953     9,136,070
  Junior subordinated debentures               446,084            --
  Other borrowings                             361,504       794,943
                                           ------------- -------------
Total borrowed funds                        10,142,541     9,931,013
Mortgagors' escrow                              54,555        31,240
Other liabilities                              205,378       203,197
                                           ------------- -------------
Total liabilities                           20,821,422    20,572,680
                                           ------------- -------------
Stockholders' equity:
  Preferred stock at par $0.01 (5,000,000
   shares authorized; none issued)                  --            --
  Common stock at par $0.01 (600,000,000
   shares authorized; 273,396,452 and
   259,915,509 shares issued, respectively;
   265,190,635 and 256,649,073 shares
   outstanding, respectively)                    2,734         1,949
  Paid-in capital in excess of par           3,013,241     2,565,620
  Retained earnings (partially restricted)     452,134       434,577
  Less:  Treasury stock (8,205,817 and
          3,266,436 shares, respectively)     (223,230)      (79,745)
         Unallocated common stock held by
          ESOP                                 (14,655)      (15,950)
         Common stock held by SERP and
          Deferred Compensation Plans           (3,113)       (3,113)
         Unearned common stock held by RRPs         --           (41)
Net unrealized loss on securities
 available for sale, net of tax                (20,443)      (34,640)
Net unrealized loss on securities
 transferred to held to maturity, net of
 tax                                           (20,254)           --
                                           ------------- -------------
Total stockholders' equity                   3,186,414     2,868,657
                                           ------------- -------------
Total liabilities and stockholders' equity $24,007,836   $23,441,337
                                           ============= =============


                   NEW YORK COMMUNITY BANCORP, INC.
                   CONSOLIDATED STATEMENTS OF INCOME
                 (in thousands, except per share data)

                                 For the
                           Three Months Ended          For the
                              December 31,       Twelve Months Ended
                               (unaudited)           December 31,
                          --------------------------------------------
                             2004       2003        2004       2003
                          ---------- ---------- ------------ ---------
Interest Income:
  Mortgage and
   other loans            $173,077   $139,528   $  657,811   $456,672
  Mortgage-backed
   and -related securities  65,498     84,509      378,747    197,868
  Debt and equity
   securities               30,872     27,407      135,159     93,457
  Money market investments      66        341          442      1,163
                          ---------- ---------- ------------ ---------
Total interest income      269,513    251,785    1,172,159    749,160
                          ---------- ---------- ------------ ---------

Interest Expense:
  NOW and money market
   accounts                  7,527      4,419       26,471     12,385
  Savings accounts           4,510      3,669       16,718     13,200
  Certificates of deposit   14,696     11,367       46,967     38,610
  Borrowed funds            82,207     59,483      300,513    179,954
  Mortgagors' escrow            52         34          233         36
                          ---------- ---------- ------------ ---------
Total interest expense     108,992     78,972      390,902    244,185
                          ---------- ---------- ------------ ---------
         Net interest
          income           160,521    172,813      781,257    504,975
Provision for loan losses       --         --           --         --
                          ---------- ---------- ------------ ---------
         Net interest
          income after
          provision for
          loan losses      160,521    172,813      781,257    504,975
                          ---------- ---------- ------------ ---------

Non-interest Income (Loss):
  Fee income                12,379     19,097       58,252     62,654
  Net securities gains
   (losses)                    484      5,694     (146,375)    28,239
  Other-than-temporary
   impairment               (8,209)        --       (8,209)        --
  Gain on sale of branches      --     37,613           --     37,613
  Other                     13,373     11,141       52,115     35,481
                          ---------- ---------- ------------ ---------
Total non-interest
 income (loss)              18,027     73,545      (44,217)   163,987
                          ---------- ---------- ------------ ---------

Non-interest Expense:
Operating expenses:
  Compensation and
   benefits                 25,769     44,077       97,818    102,683
  Occupancy and equipment   10,427      9,014       40,569     26,779
  General and
   administrative           13,776     10,585       47,956     33,541
  Other                      1,505      2,560        7,289      6,370
                          ---------- ---------- ------------ ---------
Total operating expenses    51,477     66,236      193,632    169,373
  Amortization of core
   deposit intangibles       2,860      2,407       11,440      6,907
                          ---------- ---------- ------------ ---------
Total non-interest
 expense                    54,337     68,643      205,072    176,280
                          ---------- ---------- ------------ ---------
Income before income
 taxes                     124,211    177,715      531,968    492,682
Income tax expense          40,735     65,650      176,882    169,311
                          ---------- ---------- ------------ ---------
         Net Income       $ 83,476   $112,065   $  355,086   $323,371
                          ========== ========== ============ =========

  Basic earnings
   per share (1)             $0.32      $0.50        $1.37      $1.70
                          ========== ========== ============ =========
  Diluted earnings
   per share (1)             $0.32      $0.48        $1.33      $1.65
                          ========== ========== ============ =========

    (1) Per-share amounts for the three and twelve months ended
        December 31, 2003 have been adjusted to reflect a 4-for-3 stock split on February 17, 2004.


    NEW YORK COMMUNITY BANCORP, INC. RECONCILIATION OF GAAP AND
OPERATING EARNINGS

    Although operating earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that they are an important indication of its ability to generate earnings through ongoing operations.
    The Company calculated its 2004 operating earnings by subtracting from non-interest (loss) the net securities losses recorded in connection with the balance sheet repositioning in the second quarter, and the other-than-temporary impairment on certain perpetual preferred FNMA securities recorded in the fourth quarter of the year. The Company calculated its 2003 operating earnings by subtracting the gains realized on the sale of branches from fourth quarter non-interest income and by subtracting a merger-related charge from fourth quarter non-interest expense. In addition, the calculation of operating earnings during the respective periods excludes the impact of said charges and gains on income tax expense.
    Because operating earnings reflect only those income and expense items that are generally recurring, the Company believes that they are useful to investors seeking to evaluate its ongoing operating performance and to compare its performance with other companies in the banking industry that also report operating earnings. Operating earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data prepared in accordance with GAAP. Moreover, the manner in which the Company calculates its operating earnings may differ from that of other companies reporting measures with similar names.


A reconciliation of the Company's GAAP and operating earnings for the three and twelve months ended December 31, 2004 and 2003 follows.

                               For the                 For the
                          Three Months Ended     Twelve Months Ended
                             December 31,           December 31,
                        ---------------------- -----------------------
(in thousands, except
 per share data)           2004       2003        2004        2003
                        ---------- ----------- ----------- -----------
Net income               $83,476    $112,065    $355,086    $323,371
Adjustments to net
 income:
  Other-than-temporary
   impairment              8,209          --       8,209          --
  Balance sheet
   repositioning charge       --          --     157,215          --
  Gain on sale of branches    --     (37,613)         --     (37,613)
  Merger-related expenses     --      20,423          --      20,423
                         ---------  ----------  ----------  ----------
Total adjustments to
 net income                8,209     (17,190)    165,424     (17,190)
Income tax effect on
 adjustments              (3,255)     13,514     (65,591)     13,514
                         ---------  ----------  ----------  ----------
Operating earnings       $88,430    $108,389    $454,919    $319,695
                         ---------  ----------  ----------  ----------
Basic operating
 earnings per share(1)     $0.34       $0.48       $1.75       $1.68
Diluted operating
 earnings per share(1)     $0.34       $0.46       $1.70       $1.63
                         =========  ==========  ==========  ==========

    (1) Per share amounts for the three and twelve months ended
        December 31, 2003 have been adjusted to reflect a 4-for-3 stock split on February 17, 2004.


    NEW YORK COMMUNITY BANCORP, INC. RECONCILIATION OF GAAP AND CASH
EARNINGS

    Although cash earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that cash earnings are an important measure because of their contribution to tangible stockholders' equity.
    The Company calculates cash earnings by adding back to net income certain items that have been charged against earnings, net of income taxes, but have been added back to tangible stockholders' equity. These items fall into five categories: expenses related to the amortization and appreciation of shares held in the Company's Employee Stock Ownership Plan ("ESOP"); the associated tax benefits; dividends on unallocated ESOP shares; the amortization of the CDI stemming from the Company's mergers with Roslyn Bancorp, Inc. and Richmond County Financial Corp. on October 31, 2003 and July 31, 2001, respectively; and other-than-temporary impairment charges. Unlike other expenses incurred by the Company, the aforementioned charges do not reduce the Company's tangible stockholders' equity. For this reason, the Company believes that cash earnings are useful to investors seeking to evaluate its operating performance and to compare its performance with other companies in the banking industry that also report cash earnings.
    Cash earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data prepared in accordance with GAAP. Moreover, the manner in which the Company calculates cash earnings may differ from that of other companies reporting measures with similar names.


A reconciliation of the Company's GAAP and cash earnings for the three and twelve months ended December 31, 2004 and 2003 follows. Cash earnings data is shown both with and without the second quarter 2004 repositioning charge and the fourth quarter 2003 gain on sale of branches.

                               For the                 For the
                         Three Months Ended      Twelve Months Ended
                            December 31,            December 31,
                       ----------------------- -----------------------
(in thousands, except
 per share data)          2004        2003        2004        2003
                       ----------- ----------- ----------- -----------
Net income              $ 83,476    $112,065    $355,086    $323,371
Additional contributions
 to tangible
 stockholders' equity:
  Amortization and
   appreciation of shares
   held in stock-related
   benefit plan            2,149      23,261       9,612      29,637
  Associated tax
   benefits                3,895       2,995      30,266      15,041
  Dividends on unallocated
   ESOP shares             1,267       1,202       4,866       4,218
  Amortization of core
   deposit intangibles     2,860       2,407      11,440       6,907
  Other-than-temporary
   impairment              8,209          --       8,209          --
                        ----------  ----------  ----------  ----------
Total additional
 contributions to tangible
 stockholders' equity     18,380      29,865      64,393      55,803
                        ----------  ----------  ----------  ----------
Cash earnings           $101,856    $141,930    $419,479    $379,174
                        ==========  ==========  ==========  ==========
Adjustments to cash
 earnings:
  Net loss on sale of
   securities relating to
   balance sheet
   repositioning in 2Q 2004   --          --     157,215          --
  Gain on sale of branches    --     (37,613)         --     (37,613)
  Income tax effect on
   adjustments                --      14,895     (62,336)     14,895
                        ----------  ----------  ----------  ----------
Cash earnings excluding
 repositioning and gain
 on sale of branches    $101,856    $119,212    $514,358    $356,456
                        ==========  ==========  ==========  ==========

CASH EARNINGS DATA:
Basic cash earnings
 per share(1)              $0.39       $0.63       $1.61       $2.00
Diluted cash earnings
 per share(1)               0.39        0.60        1.57        1.93
Cash return on average
 assets                     1.72%       2.74%       1.68%       2.65%
Cash return on average
 stockholders' equity      12.98       24.96       13.27       24.32
Cash efficiency ratio      26.41       17.44       24.69       20.89

CASH EARNINGS DATA EXCLUDING
 REPOSITIONING CHARGE AND
 GAIN ON SALE OF BRANCHES:
Basic cash earnings
 per share (1)             $0.39       $0.53       $1.98       $1.88
Diluted cash earnings
 per share (1)              0.39        0.51        1.93        1.82
Cash return on average
 assets                     1.72%       2.30%       2.06%       2.49%
Cash return on average
 stockholders' equity      12.98       20.96       16.28       22.87
Cash efficiency ratio      26.41       20.59       20.39       22.13

    (1) Per-share amounts for the three and twelve months ended
        December 31, 2003 have been adjusted to reflect a 4-for-3 stock split on February 17, 2004.


                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)
                              (unaudited)

                                      Three Months Ended December 31,
                                     ---------------------------------
                                                   2004
                                     --------------------------------
                                                              Average
                                       Average                Yield/
                                       Balance     Interest    Cost
                                     ------------  ---------  -------

Assets:
 Interest-earning assets:
  Mortgage and other loans, net      $12,799,268   $173,077    5.41%
  Mortgage-backed and -related
   securities                          5,303,209     65,498    4.94
  Debt and equity securities           2,270,158     30,872    5.44
  Money market investments                14,024         66    1.88
                                     ------------  ---------  -------
 Total interest-earning assets        20,386,659    269,513    5.29
 Non-interest-earning assets           3,287,199
                                     ------------
 Total assets                        $23,673,858
                                     ============
Liabilities and Stockholders' Equity:
 Interest-bearing deposits:
  NOW and money market accounts      $ 2,559,715   $  7,527    1.18%
  Savings accounts                     3,104,730      4,510    0.58
  Certificates of deposit              3,728,014     14,696    1.58
  Mortgagors' escrow                     100,746         52    0.21
                                     ------------  ---------  -------
 Total interest-bearing deposits       9,493,205     26,785    1.13
  Borrowed funds                      10,015,122     82,207    3.28
                                     ------------  ---------  -------
 Total interest-bearing liabilities   19,508,327    108,992    2.23
 Non-interest-bearing deposits           734,022
 Other liabilities                       292,559
                                     ------------
 Total liabilities                    20,534,908
 Stockholders' equity                  3,138,950
                                     ------------
Total liabilities and stockholders'
 equity                              $23,673,858
                                     ============
 Net interest income/interest rate
  spread                                           $160,521    3.06%
                                                   =========  =======
 Net interest-earning assets/net
  interest margin                    $   878,332               3.15%
                                     ============             =======
 Ratio of interest-earning assets to
 interest-bearing liabilities                                  1.05x
                                                              =======

 Core deposits                       $ 6,398,467   $ 12,037    0.75%
                                     ============  =========  =======


                                      Three Months Ended December 31,
                                     ---------------------------------
                                                    2003
                                     ---------------------------------
                                                               Average
                                        Average                Yield/
                                        Balance     Interest    Cost
                                      ------------  ---------  -------

Assets:
 Interest-earning assets:
  Mortgage and other loans, net     $  8,581,264  $ 139,528    6.50%
  Mortgage-backed and -related
   securities                          7,152,802     84,509    4.73
  Debt and equity securities           2,122,401     27,407    5.17
  Money market investments               136,400        341    1.00
                                      ------------  ---------  -------
 Total interest-earning assets        17,992,867    251,785    5.60
 Non-interest-earning assets           2,762,847
                                      ------------
 Total assets                       $ 20,755,714
                                      ============
Liabilities and Stockholders' Equity:
 Interest-bearing deposits:
  NOW and money market accounts     $  1,929,667  $   4,419    0.92%
  Savings accounts                     2,545,048      3,669    0.58
  Certificates of deposit              3,611,460     11,367    1.26
  Mortgagors' escrow                      62,348         34    0.22
                                      ------------  ---------  -------
 Total interest-bearing deposits       8,148,523     19,489    0.96
  Borrowed funds                       9,396,467     59,483    2.53
                                      ------------  ---------  -------
 Total interest-bearing liabilities   17,544,990     78,972    1.80
 Non-interest-bearing deposits           654,762
 Other liabilities                       281,257
                                      ------------
 Total liabilities                    18,481,009
 Stockholders' equity                  2,274,705
                                      ------------
Total liabilities and stockholders'
 equity                             $ 20,755,714
                                    ==============
 Net interest income/interest rate
  spread                                          $ 172,813    3.80%
                                                   ==========  =======
 Net interest-earning assets/net
  interest margin                   $    447,877               3.84%
                                     =============             =======
 Ratio of interest-earning assets to
  interest-bearing liabilities                                 1.03x
                                                               =======

 Core deposits                        $5,129,477     $8,088    0.63%
                                     ============= ==========  =======


                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)
                              (unaudited)

                                     Twelve Months Ended December 31,
                                    ----------------------------------
                                                   2004
                                    ---------------------------------
                                                              Average
                                      Average                 Yield/
                                      Balance      Interest    Cost
                                    ------------  ----------  -------

Assets:
 Interest-earning assets:
  Mortgage and other loans, net      $11,652,470   $657,811    5.65%
  Mortgage-backed and -related
   securities                          7,531,041    378,747    5.03
  Debt and equity securities           2,423,019    135,159    5.58
  Money market investments                21,949        442    2.01
                                    ------------  ----------  -------
 Total interest-earning assets        21,628,479  1,172,159    5.42
 Non-interest-earning assets           3,344,435
                                    ------------
 Total assets                        $24,972,914
                                    ============
Liabilities and Stockholders' Equity:
 Interest-bearing deposits:
  NOW and money market accounts      $ 2,498,668   $ 26,471    1.06%
  Savings accounts                     2,962,231     16,718    0.56
  Certificates of deposit              3,868,806     46,967    1.21
  Mortgagors' escrow                      84,448        233    0.28
                                    ------------  ----------  -------
 Total interest-bearing deposits       9,414,153     90,389    0.96
  Borrowed funds                      11,453,148    300,513    2.62
                                    ------------  ----------  -------
 Total interest-bearing liabilities   20,867,301    390,902    1.87
 Non-interest-bearing deposits           710,082
 Other liabilities                       235,566
                                    ------------
 Total liabilities                    21,812,949
 Stockholders' equity                  3,159,965
                                    ------------
Total liabilities and stockholders'
 equity                              $24,972,914
                                    ============
 Net interest income/interest rate
  spread                                           $781,257    3.55%
                                                  ==========  =======
 Net interest-earning assets/net
  interest margin                    $   761,178               3.61%
                                    ============              =======
 Ratio of interest-earning assets to
  interest-bearing liabilities                                 1.04x
                                                              =======

 Core deposits                       $ 6,170,981   $ 43,189    0.70%
                                    ============  ==========  =======


                                     Twelve Months Ended December 31,
                                     ---------------------------------
                                                    2003
                                     ---------------------------------
                                                               Average
                                        Average                Yield/
                                        Balance     Interest    Cost
                                     ------------  ---------  -------
Assets:
 Interest-earning assets:
  Mortgage and other loans, net      $ 6,415,744  $ 456,672    7.12%
  Mortgage-backed and -related
   securities                          4,542,272    197,868    4.36
  Debt and equity securities           1,759,172     93,457    5.31
  Money market investments               102,920      1,163    1.13
                                     -------------  ---------  -------
 Total interest-earning assets        12,820,108    749,160    5.84
 Non-interest-earning assets           1,482,200
                                     -------------
 Total assets                        $14,302,308
                                     =============
Liabilities and Stockholders' Equity:
 Interest-bearing deposits:
  NOW and money market accounts     $  1,372,702  $  12,385    0.90%
  Savings accounts                     1,902,057     13,200    0.69
  Certificates of deposit              2,242,433     38,610    1.72
  Mortgagors' escrow                      44,001         36    0.08
                                      ------------  ---------  -------
 Total interest-bearing deposits       5,561,193     64,231    1.15
  Borrowed funds                       6,498,781    179,954    2.77
                                      ------------  ---------  -------
 Total interest-bearing liabilities   12,059,974    244,185    2.02
 Non-interest-bearing deposits           522,268
 Other liabilities                       161,210
                                      ------------
 Total liabilities                    12,743,452
 Stockholders' equity                  1,558,856
                                      ------------
Total liabilities and stockholders'
 equity                             $ 14,302,308
                                      ============
 Net interest income/interest rate
  spread                                          $ 504,975    3.82%
                                                  =========== ========
 Net interest-earning assets/net
  interest margin                   $    760,134               3.94%
                                      ============            ========
 Ratio of interest-earning assets to
  interest-bearing liabilities                                 1.06x
                                                               =======
 Core deposits                      $  3,797,027  $  25,585    0.67%
                                      =========== ==========   =======


                   NEW YORK COMMUNITY BANCORP, INC.
                   CONSOLIDATED FINANCIAL HIGHLIGHTS
             (dollars in thousands, except per share data)
                              (unaudited)

                         For the                     For the
                   Three Months Ended          Twelve Months Ended
                      December 31,                December 31,
                 ------------------------   --------------------------
                    2004           2003         2004          2003
                 ----------   -----------   ------------   -----------
GAAP EARNINGS DATA:
Net income         $83,476      $112,065      $355,086      $323,371
Basic earnings
 per share (1)        0.32          0.50          1.37          1.70
Diluted earnings
 per share (1)        0.32          0.48          1.33          1.65
Return on average
 assets               1.41%         2.16%         1.42%         2.26%
Return on average
 stockholders'
 equity              10.64         19.71         11.24         20.74
Return on average
 tangible stockholders'
 equity              30.41         64.04         31.65         49.16
Efficiency ratio     28.83         26.89         26.27         25.32
Operating expenses to
 average assets       0.87          1.28          0.78          1.18
Interest rate spread  3.06          3.80          3.55          3.82
Net interest margin   3.15          3.84          3.61          3.94
Shares used for
 basic EPS
 computation
 (1)           259,573,357   223,767,908   259,825,261   189,826,992
Shares used
 for diluted EPS
 computation
 (1)           262,721,215   234,982,947   266,837,651   196,303,469

OPERATING EARNINGS
 DATA (2):
Net income         $88,430      $108,389   $454,919         $319,695
Basic earnings
 per share (1)        0.34          0.48       1.75             1.68
Diluted earnings
 per share (1)        0.34          0.46       1.70             1.63
Return on average
 assets               1.49%         2.09%      1.82%            2.24%
Return on average
 stockholders'
 equity              11.27         19.06      14.40            20.51
Return on average
 tangible stockholders'
 equity              32.21         61.94      40.55            48.60
Efficiency ratio(3)  27.56         21.95      21.46            23.59


                                     At December 31,   At December 31,
                                           2004              2003
                                     ----------------  ---------------
BALANCE SHEET DATA:
Book value per share                         $12.23        $11.40
Tangible book value per share                  4.40          3.38
Stockholders' equity to total assets          13.27%        12.24%
Tangible stockholders' equity to
 tangible assets                               5.22          3.97
Shares used for book value computation  260,533,784   251,580,425
Total shares issued and outstanding     265,190,635   256,649,073

ASSET QUALITY RATIOS:
Non-performing loans to total loans            0.21%         0.33%
Non-performing assets to total assets          0.12          0.15
Allowance for loan losses to non-
 performing loans                            277.31        228.01
Allowance for loan losses to total loans       0.58          0.75


    (1) Share amounts for the three and twelve months ended December 31, 2003 have been adjusted to reflect a 4-for-3 stock split on February 17, 2004.

    (2) Amounts for the three months ended December 31, 2004 exclude the impact of a non-cash after-tax charge of $5.0 million, or $0.02 per diluted share, for the other-than-temporary impairment of perpetual preferred FNMA stock. Amounts for the twelve months ended December 31, 2004 exclude the impact of a $94.9 million, or $0.35 per diluted share, after-tax loss on the sale of securities relating to the second quarter 2004 balance sheet repositioning and the aforementioned impairment charge in the fourth quarter of 2004. Amounts for the three and twelve months ended December 31, 2003 exclude an after-tax gain of $3.7 million, or $0.02 per diluted share, the net effect of a $22.7 million after-tax gain on the sale of branches and a $19.0 million after-tax merger-related charge.

    (3) The efficiency ratio for the twelve months ended December 31, 2004 excludes the impact of a $157.2 million pre-tax loss on the sale of securities relating to the second quarter 2004 balance sheet repositioning. The efficiency ratios for the three and twelve months ended December 31, 2003 exclude a $37.6 million pre-tax gain on the sale of branches and a $20.4 million pre-tax merger-related charge.


    CONTACT: New York Community Bancorp, Inc.
             Investor Relations:
             Ilene A. Angarola, 516-683-4420